PEAK RESOURCES INCORPORATED

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT dated for reference August 1, 2008 is between Peak Resources Incorporated, a Nevada corporation (“Peak”) with an office at 640 – 8016th Avenue, Calgary, Alberta T2P 3W2 and Larry J. Olson, of # 417 - 1121 6th Ave SW, Calgary, AB , T2P 5J4

WHEREAS Mr. Olson has been providing services as President, Treasurer and Chief Financial Officer of Peak since inception, AND WHEREAS Mr. Olson agreed to continue to provide such services, FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, and the following mutual promises, the parties agree that:

1.
Services. Mr. Olson has been providing his services as the as President, Treasurer and Chief Financial Officer of Peak and his business management expertise to Peak in connection with its business activities since its inception and will continue to provide such services for the term of this agreement.

2.
Compensation.  Peak will pay Mr. Olson US$5,000 dollars per month for the term of this agreement. Salary reviews will be conducted quarterly or on an as needed basis.  Should Peak adopt a stock option plan Mr. Olson will be ensured enrolment in such plan commensurate with his position and service to Peak.

3.
Expenses.  Peak will reimburse Mr. Olson for any reasonable out-of-pocket expenses that he incurs in fulfilling the terms of this agreement, including reimbursement for office expenses (rent - $1,500 [minimum 1 year lease beginning September 1, 2008]  cell phone, internet charges).

4.	Term. The term of this agreement will be 24 months and this agreement will be deemed effective on August 1, 2008 and will expire on July 31, 2010.

5.	Severance. Should Peak sever Mr. Olson from his executive positions without cause, Mr. Olson will be entitled to 6 months’ severance and any expenses owed at the time of severance.

6.	Confidentiality.

a.
Mr. Olson will hold in the strictest confidence any information about Peak or any other affiliated entity that he acquires in the performance of his duties under this agreement or otherwise, unless Peak or an affiliate has publicly disclosed the information or authorized Mr. Olson to disclose it in writing, and will use his best efforts and precautions to prevent the unauthorized disclosure of confidential information.  This confidentiality provision survives the termination of this agreement and Mr. Olson’s office as President, Treasurer and Chief Executive Officer.  Mr. Olson acknowledges the importance and value of confidential information, that the unauthorized disclosure of any confidential information could cause irreparable harm to Peak or its affiliates, and that monetary damages are an inadequate compensation for Mr. Olson’s breach of this agreement.

b.
 Accordingly, Peak and its affiliates may, in addition to and not in limitation of any other rights, remedies or damages available to it in law or equity, obtain a temporary restraining order, a preliminary injunction or a permanent injunction in order to prevent Mr. Olson from breaching or threatening to breach this agreement.

Management Agreement	2 / 2

7.
Representations and warranties. Mr. Olson represents and warrants that he has the management skills and experience required to fulfil the duties of President, Treasurer, and Chief Financial Officer of Peak and to advise Peak on its business activities.

8.	Termination. Either party may terminate this agreement any time for any reason by delivering a written notice of termination to the other party 60 days before the termination date.

9.
No waiver. No failure or delay of Peak in exercising any right under this agreement operates as a waiver of the right.  Peak’s rights under this agreement are cumulative and do not preclude Peak from relying on or enforcing any other legal or equitable right or remedy.

10.	Time. Time is of the essence.

11.	Jurisdiction. This agreement is governed by the laws of the State of Nevada.

12.
Severability.  If any part of this agreement that is held to be void or otherwise unenforceable by a court or proper legal authority, then that part is deemed to be amended or deleted from this agreement, and the remainder of this agreement is valid or otherwise enforceable.

13.
Notice. Any notice required by or in connection with this agreement be in writing and must be delivered to the parties by hand or transmitted by fax to the address and fax number given for the parties in the recitals.  Notice is deemed to have been delivered when it is delivered by hand or transmitted by fax.

14.	Counterparts. This agreement may be signed in counterparts and delivered to the parties by fax, and the counterparts together are deemed to be one original document.

THE PARTIES’ SIGNATURES below are evidence of their agreement.

Peak Resources Incorporated

/s/ Authorized Signatory	/s/ Larry J. Olson
Authorized Signatory	Larry J. Olson